Exhibit 5.1

WILLKIE FARR & GALLAGHER LLP
787 Seventh Avenue
New York, NY 10019-6099

August 7, 2026

ADI Global Distribution Inc.
275 Broadhollow Rd Suite 400

Melville, New York

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to ADI Global Distribution Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof.

The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of 9,871,673 shares of its common stock, par value $0.001 per share, which may be issued under the (i) 2026 Stock Incentive Plan of the Company and its Affiliates (the “Stock Incentive Plan”), (ii) ADI UK Sharebuilder Plan (the “UK Sharebuilder Plan”) and (iii) ADI Employee Stock Purchase Plan (the “Employee Stock Purchase Plan,” and collectively with the Stock Incentive Plan, and the UK Sharebuilder Plan, the “Plans,” and the shares of common stock registered thereunder, the “Shares”).

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

We have also assumed that:

(i)	the Registration Statement will be effective and will comply with all applicable laws at the time the Shares are offered as contemplated by the Registration Statement; and

(ii)	all Shares will be issued in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement.

Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that, with respect to the Shares to be offered pursuant to the Registration Statement, after the Registration Statement becomes effective under the Act, such Shares have been duly authorized and the Shares to be issued by the Company under the Plans, when duly issued and delivered pursuant to the terms of the Plans, will be validly issued, fully paid, and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP